Nobilis Health Corp. Announces CEO Resignation, New CEO Named

Houston, TX, January 7, 2016 – Nobilis Health Corp. ("Nobilis" or the "Company") (TSX: NHC) (NYSE MKT: HLTH) today announced that its current executive Chairman of the Board of Directors of the Company (the “Board”), Harry Fleming, will become Chief Executive Officer of the Company, effective immediately. Chris Lloyd has resigned as Chief Executive Officer of the Company, effective January 6, 2016.

Mr. Fleming will remain as a member of the Board but stepped down as its Chairman effective as of January 6, 2016. Mr. Steve Ozonian assumed the role of Chairman effective as of that date and will continue to serve as the Chairman of the Board’s Audit Committee and the Chairman of the Compliance Committee.

Mr. Fleming has been a Company director since October 2010, its Chief Financial Officer from March 2013 to July 2014, its President from July 2014 until April 2015, and its Chairman since April 2015.

Mr. Ozonian has been an independent member of our Board since April 2015. Mr. Ozonian has extensive executive and board experience, having served as Chairman and Chief Executive Officer of Prudential’s residential and corporate services companies and as Chief Executive Officer of Realtor.com and RealEstate.com. He also served as the National Homeownership Executive at Bank of America. Mr. Ozonian currently serves as the Chairman of the Audit and Executive committees of the Board of Lending Tree. Mr. Ozonian is considered an audit committee financial expert as defined by Item 407 of Regulation S-K.

Mr. Fleming commented: “The Company appreciates the hard work Chris has performed for the Company in 2015 and wishes him the best of luck in his new endeavors. The management team is excited to roll out its plans for 2016 which will continue the growth and innovation we have displayed in the past three years. With our third quarter financials close to release we will be able to articulate our plans in more detail in the very near future.”

About Nobilis Health Corp.

Nobilis utilizes innovative direct-to-patient marketing focused on a specified set of procedures that are performed at our centers by local physicians. Currently, Nobilis owns and manages four surgical hospitals and five ambulatory surgical centers, partners with an additional 28 facilities throughout the country, and markets six independent brands.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements (within the meaning of applicable securities laws) and financial outlooks relating to the business of the Company and the environment in which it operates. Forward-looking statements are identified by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may" and other similar expressions. Some of the forward-looking statements relate to management changes. This risk, and other risks and uncertainties, may cause results to differ materially from those set forth in the forward-looking statements. Additional risks and uncertainties are further discussed in the Company's regulatory filings available on the Company's web site at www.NobilisHealth.com, www.Sedar.com, and www.sec.gov in the risk factors described in the Company's Form 10-K for the fiscal year ended December 31, 2014, filed on April 2, 2015. There can be no assurance that forward-looking statements will prove to be accurate as actual outcomes and results may differ materially from those expressed in these forward-looking statements. Readers, therefore, should not place undue reliance on any such forward-looking statements. Further, a forward-looking statement speaks only as of the date on which such statement is made. Other than as required by law, the Company undertakes no obligation to publicly update any such statement or to reflect new information or the occurrence of future events or circumstances.